UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934*

ZTO Express (Cayman) Inc.
(Name of Issuer)

Class A ordinary shares, par value $0.0001 per share
(Title of Class of Securities)

98980A105**
(CUSIP Number)

December 31, 2016
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐       Rule 13d-1(b)

☐       Rule 13d-1(c)

☒       Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

** This CUSIP applies to the American Depositary Shares, evidenced by American Depositary Receipts, each representing one Class A ordinary share (“ADS”). No CUSIP has been assigned to the Class A ordinary shares.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 98980A105	13G

1.	NAMES OF REPORTING PERSONS Onyx Gem Investment Holdings Limited
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐
(b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 39,854,218 Class A ordinary shares
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 39,854,218 Class A ordinary shares

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 39,854,218 Class A ordinary shares
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.6%*
12.	TYPE OF REPORTING PERSON* CO

*Calculations are based upon 525,306,440 Class A ordinary shares outstanding as reported in the prospectus filed by ZTO Express (Cayman) Inc. (the “Company”) with the United States Securities and Exchange Commission on October 28, 2016.

CUSIP No. 98980A105	13G

1.	NAMES OF REPORTING PERSONS Onyx Gem Group Limited
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐
(b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 28,467,298 Class A ordinary shares
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 28,467,298 Class A ordinary shares
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 28,467,298 Class A ordinary shares
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.4%*
12.	TYPE OF REPORTING PERSON* CO

*Calculations are based upon 525,306,440 Class A ordinary shares outstanding as reported in the prospectus filed by the Company with the United States Securities and Exchange Commission on October 28, 2016.

CUSIP No. 98980A105	13G

1.	NAMES OF REPORTING PERSONS Zebra Co-Invest LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐
(b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 11,386,920 Class A ordinary shares
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 11,386,920 Class A ordinary shares

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,386,920 Class A ordinary shares
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.2%*
12.	TYPE OF REPORTING PERSON* PN

*Calculations are based upon 525,306,440 Class A ordinary shares outstanding as reported in the prospectus filed by the Company with the United States Securities and Exchange Commission on October 28, 2016.

CUSIP No. 98980A105	13G

1.	NAMES OF REPORTING PERSONS Warburg Pincus Private Equity XI, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐
(b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 22,093,470 Class A ordinary shares
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 22,093,470 Class A ordinary shares
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 22,093,470 Class A ordinary shares
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.2%*
12.	TYPE OF REPORTING PERSON* PN

*Calculations are based upon 525,306,440 Class A ordinary shares outstanding as reported in the prospectus filed by the Company with the United States Securities and Exchange Commission on October 28, 2016.

CUSIP No. 98980A105	13G

1.	NAMES OF REPORTING PERSONS Warburg Pincus Private Equity XI-B, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐
(b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 4,085,057 Class A ordinary shares
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 4,085,057 Class A ordinary shares

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,085,057 Class A ordinary shares
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Less than 1%*
12.	TYPE OF REPORTING PERSON* PN

*Calculations are based upon 525,306,440 Class A ordinary shares outstanding as reported in the prospectus filed by the Company with the United States Securities and Exchange Commission on October 28, 2016.

CUSIP No. 98980A105	13G

1.	NAMES OF REPORTING PERSONS Warburg Pincus Private Equity XI-C, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐
(b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 93,942 Class A ordinary shares
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 93,942 Class A ordinary shares
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 93,942 Class A ordinary shares
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Less than 1%*
12.	TYPE OF REPORTING PERSON* PN

*Calculations are based upon 525,306,440 Class A ordinary shares outstanding as reported in the prospectus filed by the Company with the United States Securities and Exchange Commission on October 28, 2016.

CUSIP No. 98980A105	13G

1.	NAMES OF REPORTING PERSONS WP XI Partners, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐
(b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 771,464 Class A ordinary shares
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 771,464 Class A ordinary shares

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 771,464 Class A ordinary shares
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Less than 1%*
12.	TYPE OF REPORTING PERSON* PN

*Calculations are based upon 525,306,440 Class A ordinary shares outstanding as reported in the prospectus filed by the Company with the United States Securities and Exchange Commission on October 28, 2016.

CUSIP No. 98980A105	13G

1.	NAMES OF REPORTING PERSONS Warburg Pincus XI Partners, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐
(b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 1,423,365 Class A ordinary shares
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 1,423,365 Class A ordinary shares
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,423,365 Class A ordinary shares
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Less than 1%*
12.	TYPE OF REPORTING PERSON* PN

*Calculations are based upon 525,306,440 Class A ordinary shares outstanding as reported in the prospectus filed by the Company with the United States Securities and Exchange Commission on October 28, 2016.

CUSIP No. 98980A105	13G

1.	NAMES OF REPORTING PERSONS Warburg Pincus LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐
(b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 28,467,298 Class A ordinary shares
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 28,467,298 Class A ordinary shares
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 28,467,298 Class A ordinary shares
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.4%*
12.	TYPE OF REPORTING PERSON* OO

*Calculations are based upon 525,306,440 Class A ordinary shares outstanding as reported in the prospectus filed by the Company with the United States Securities and Exchange Commission on October 28, 2016.

CUSIP No. 98980A105	13G

1.	NAMES OF REPORTING PERSONS Warburg Pincus XI, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐
(b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 28,373,356 Class A ordinary shares
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 28,373,356 Class A ordinary shares
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 28,373,356 Class A ordinary shares
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.4%*
12.	TYPE OF REPORTING PERSON* PN

*Calculations are based upon 525,306,440 Class A ordinary shares outstanding as reported in the prospectus filed by the Company with the United States Securities and Exchange Commission on October 28, 2016.

CUSIP No. 98980A105	13G

1.	NAMES OF REPORTING PERSONS WP Global LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐
(b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 28,373,356 Class A ordinary shares
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 28,373,356 Class A ordinary shares
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 28,373,356 Class A ordinary shares
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.4%*
12.	TYPE OF REPORTING PERSON* OO

*Calculations are based upon 525,306,440 Class A ordinary shares outstanding as reported in the prospectus filed by the Company with the United States Securities and Exchange Commission on October 28, 2016.

CUSIP No. 98980A105	13G

1.	NAMES OF REPORTING PERSONS Warburg Pincus Partners II, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐
(b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 28,373,356 Class A ordinary shares
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 28,373,356 Class A ordinary shares
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 28,373,356 Class A ordinary shares
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.4%*
12.	TYPE OF REPORTING PERSON* PN

*Calculations are based upon 525,306,440 Class A ordinary shares outstanding as reported in the prospectus filed by the Company with the United States Securities and Exchange Commission on October 28, 2016.

CUSIP No. 98980A105	13G

1.	NAMES OF REPORTING PERSONS Warburg Pincus Partners GP LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐
(b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 28,373,356 Class A ordinary shares
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 28,373,356 Class A ordinary shares
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 28,373,356 Class A ordinary shares
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.4%*
12.	TYPE OF REPORTING PERSON* OO

*Calculations are based upon 525,306,440 Class A ordinary shares outstanding as reported in the prospectus filed by the Company with the United States Securities and Exchange Commission on October 28, 2016.

CUSIP No. 98980A105	13G

1.	NAMES OF REPORTING PERSONS Warburg Pincus & Co.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐
(b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 28,373,356 Class A ordinary shares
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 28,373,356 Class A ordinary shares
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 28,373,356 Class A ordinary shares
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.4%*
12.	TYPE OF REPORTING PERSON* PN

*Calculations are based upon 525,306,440 Class A ordinary shares outstanding as reported in the prospectus filed by the Company with the United States Securities and Exchange Commission on October 28, 2016.

CUSIP No. 98980A105	13G

1.	NAMES OF REPORTING PERSONS Warburg Pincus (Cayman) XI, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐
(b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 93,942 Class A ordinary shares
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 93,942 Class A ordinary shares
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 93,942 Class A ordinary shares
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Less than 1%*
12.	TYPE OF REPORTING PERSON* PN

*Calculations are based upon 525,306,440 Class A ordinary shares outstanding as reported in the prospectus filed by the Company with the United States Securities and Exchange Commission on October 28, 2016.

CUSIP No. 98980A105	13G

1.	NAMES OF REPORTING PERSONS Warburg Pincus XI-C, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐
(b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 93,942 Class A ordinary shares
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 93,942 Class A ordinary shares
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 93,942 Class A ordinary shares
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Less than 1%*
12.	TYPE OF REPORTING PERSON* OO

*Calculations are based upon 525,306,440 Class A ordinary shares outstanding as reported in the prospectus filed by the Company with the United States Securities and Exchange Commission on October 28, 2016.

CUSIP No. 98980A105	13G

1.	NAMES OF REPORTING PERSONS Warburg Pincus (Bermuda) XI, Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐
(b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Bermuda
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 93,942 Class A ordinary shares
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 93,942 Class A ordinary shares
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 93,942 Class A ordinary shares
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Less than 1%*
12.	TYPE OF REPORTING PERSON* CO

*Calculations are based upon 525,306,440 Class A ordinary shares outstanding as reported in the prospectus filed by the Company with the United States Securities and Exchange Commission on October 28, 2016.

CUSIP No. 98980A105	13G

1.	NAMES OF REPORTING PERSONS Warburg Pincus Partners II (Cayman), L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐
(b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 93,942 Class A ordinary shares
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 93,942 Class A ordinary shares
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 93,942 Class A ordinary shares
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Less than 1%*
12.	TYPE OF REPORTING PERSON* PN

*Calculations are based upon 525,306,440 Class A ordinary shares outstanding as reported in the prospectus filed by the Company with the United States Securities and Exchange Commission on October 28, 2016.

CUSIP No. 98980A105	13G

1.	NAMES OF REPORTING PERSONS Warburg Pincus (Bermuda) Private Equity GP Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐
(b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Bermuda
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 93,942 Class A ordinary shares
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 93,942 Class A ordinary shares
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 93,942 Class A ordinary shares
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Less than 1%*
12.	TYPE OF REPORTING PERSON* CO

*Calculations are based upon 525,306,440 Class A ordinary shares outstanding as reported in the prospectus filed by the Company with the United States Securities and Exchange Commission on October 28, 2016.

CUSIP No. 98980A105	13G

1.	NAMES OF REPORTING PERSONS Cayman Zebra Holdings GP Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐
(b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 11,386,920 Class A ordinary shares
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 11,386,920 Class A ordinary shares
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,386,920 Class A ordinary shares
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.2%*
12.	TYPE OF REPORTING PERSON* CO

*Calculations are based upon 525,306,440 Class A ordinary shares outstanding as reported in the prospectus filed by the Company with the United States Securities and Exchange Commission on October 28, 2016.

CUSIP No. 98980A105	13G

1.	NAMES OF REPORTING PERSONS Charles R. Kaye
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐
(b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 28,467,298 Class A ordinary shares
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 28,467,298 Class A ordinary shares
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 28,467,298 Class A ordinary shares
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.4%*
12.	TYPE OF REPORTING PERSON* IN

*Calculations are based upon 525,306,440 Class A ordinary shares outstanding as reported in the prospectus filed by the Company with the United States Securities and Exchange Commission on October 28, 2016.

CUSIP No. 98980A105	13G

1.	NAMES OF REPORTING PERSONS Joseph P. Landy
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐
(b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 28,467,298 Class A ordinary shares
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 28,467,298 Class A ordinary shares
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 28,467,298 Class A ordinary shares
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.4%*
12.	TYPE OF REPORTING PERSON* IN

*Calculations are based upon 525,306,440 Class A ordinary shares outstanding as reported in the prospectus filed by the Company with the United States Securities and Exchange Commission on October 28, 2016.

Item 1(a). Name of Issuer:

The name of the Issuer is ZTO Express (Cayman) Inc., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”).

Item 1(b). Address of Issuer’s Principal Executive Offices:

The Company’s principal executive office is located at Building One, No. 1685 Huazhi Road, Qingpu District, Shanghai, 201708, People's Republic of China.

Item 2(a). Name of Person Filing:

1.	Onyx Gem Investment Holdings Limited, a company incorporated under the laws of the British Virgin Islands, directly holds 39,854,218 Ordinary Shares (as defined below) of the Company.

2.	Onyx Gem Group Limited, a company incorporated under the laws of the British Virgin Islands, holds 71.4% of the equity interest of Onyx Gem Investment Holdings Limited.

3.	Zebra Co-Invest LP, a Cayman Islands exempted limited partnership, holds 28.6% of the equity interest of Onyx Gem Investment Holdings Limited.

4.	Warburg Pincus Private Equity XI, L.P., a Delaware limited partnership (“WP XI”), holds 77.61% of the equity interest of Onyx Gem Group Limited.

5.	Warburg Pincus Private Equity XI-B, L.P., a Delaware limited partnership (“WP XI-B”), holds 14.35% of the equity interest of Onyx Gem Group Limited.

6.	Warburg Pincus Private Equity XI-C, L.P., a Cayman Islands exempted limited partnership (“WP XI-C”), holds 0.33% of the equity interest of Onyx Gem Group Limited.

7.	WP XI Partners, L.P., a Delaware limited partnership (“WP XIP”), holds 2.71% of the equity interest of Onyx Gem Group Limited.

8.	Warburg Pincus XI Partners, L.P., a Delaware limited partnership (“WP XI Partners”, together with WP XI, WP XI-B, WP XI-C and WP XIP, “WP XI Funds”), holds 5.00% of the equity interest of Onyx Gem Group Limited.

9.	Warburg Pincus LLC, a New York limited liability company (“WP LLC”), is the manager of the WP XI Funds.

10.	Warburg Pincus XI, L.P., a Delaware limited partnership (“WP XI GP”), is the general partner of each of WP XI, WP XI-B, WP XI Partners and WP XIP.

11.	WP Global LLC, a Delaware limited liability company (“WP Global”), is the general partner of WP XI GP.

12.	Warburg Pincus Partners II, L.P., a Delaware limited partnership (“WPP II”), is the managing member of WP Global.

13.	Warburg Pincus Partners GP LLC, a Delaware limited liability company (“WPP GP LLC”), is the general partner of WPP II.

14.	Warburg Pincus & Co., a New York general partnership (“WP”), is the managing member of WPP GP LLC.

15.	Warburg Pincus (Cayman) XI, L.P., a Cayman Islands exempted limited partnership (“WP XI Cayman GP”), is the general partner of WP XI-C.

16.	Warburg Pincus XI-C, LLC, a Delaware limited liability company (“WP XI-C LLC”), is one of the two general partners of WP XI Cayman GP.

17.	Warburg Pincus (Bermuda) XI, Ltd., a Bermuda exempted company (“WP XI Bermuda”), is one of the two general partners of WP XI Cayman GP.

18.	Warburg Pincus Partners II (Cayman), L.P., a Cayman Islands exempted limited partnership (“WPP II Cayman”), is the managing member of WP XI-C LLC and the sole shareholder of WP XI Bermuda.

19.	Warburg Pincus (Bermuda) Private Equity GP Ltd., a Bermuda exempted company (“WP Bermuda GP”), is the general partner of WPP II Cayman.

20.	Cayman Zebra Holdings GP Ltd., a company incorporated under the laws of the Cayman Islands, is the general partner of Zebra Co-Invest LP and a wholly-owned subsidiary of the WP XI Funds.

21.	Messrs. Charles R. Kaye and Joseph P. Landy, as the Managing General Partners of WP, the Co-Chairmen and sole Directors of WP Bermuda GP, and the Managing Members and Co-Chief Executive Officers of WP LLC, may be deemed to control the management of the WP XI Funds, WP XI GP, WP Global, WPP II, WPP GP LLC, WP, WP XI Cayman GP, WP XI-C LLC, WP XI Bermuda, WPP II Cayman, WP Bermuda GP, and WP LLC. Messrs. Charles R. Kaye and Joseph P. Landy are each United States citizens.

Each party listed above is collectively being referred to herein as the “Warburg Pincus Reporting Persons”.

Neither the filing of this Schedule 13G nor any of its contents shall be deemed to constitute an admission that any Warburg Pincus Reporting Person or any of its affiliates is the beneficial owner of any Ordinary Shares or ADSs of the Company for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or for any other purpose, except to the extent of its or his pecuniary interest therein.

Item 2(b). Address of Principal Business Office or, if None, Residence:

1.	With respect to Onyx Gem Investment Holdings Limited and Onyx Gem Group Limited:

The address of the principal business office is P.O. Box 3340 Road Town, Tortola, British Virgin Islands.

2.	With respect to Zebra Co-Invest LP and Cayman Zebra Holdings GP Ltd.:

The address of the principal business office is c/o Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman, KY1-9005, Cayman Islands.

3.	With respect to all other Warburg Pincus Reporting Persons:

The address of the principal business office is c/o Warburg Pincus & Co., 450 Lexington Avenue, New York, New York 10017.

Item 2(c). Citizenship:

See item 2(a).

Item 2(d). Title of Class of Securities:

Class A ordinary shares, par value $0.0001 per share (“Ordinary Shares”)

Item 2(e). CUSIP Number:

98980A105

Item 3. Statement Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c):

Not Applicable.

Item 4. Ownership.

The information required by Items 4(a)-(c) is set forth in Rows 5-11 of the cover page hereto for each of the Warburg Pincus Reporting Person and is incorporated herein by reference for each such Warburg Pincus Reporting Person.

Item 5. Ownership of Five Percent or Less of a Class.

Not Applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

Other than as set forth herein, no other person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, in excess of 5% of the total outstanding Ordinary Shares.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not Applicable.

Item 8. Identification and Classification of Members of the Group.

The Warburg Pincus Reporting Persons are making this single, joint filing because they may be deemed to constitute a “group” within the meaning of Section 13(d)(3) of the Exchange Act. The joint filing agreement among the Warburg Pincus Reporting Persons to file jointly is attached hereto as Exhibit 99.1.

Item 9. Notice of Dissolution of Group.

Not Applicable.

Item 10. Certifications.

Not Applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

 Dated: February 14, 2017

ONYX GEM INVESTMENT HOLDINGS LIMITED

By:	/s/ Tara E. O’Neill
Name: Tara E. O’Neill
Title: Director

ONYX GEM GROUP LIMITED

By:	/s/ Tara E. O’Neill
Name: Tara E. O’Neill
Title: Director

ZEBRA CO-INVEST LP

By:	Cayman Zebra Holdings GP Ltd., its general partner

By:	/s/ Tara E. O’Neill
Name: Tara E. O’Neill
Title: Director

WARBURG PINCUS PRIVATE EQUITY XI, L.P.

By:	Warburg Pincus XI, L.P., its general partner
By:	WP Global LLC, its general partner
By:	Warburg Pincus Partners II, L.P., its managing member
By:	Warburg Pincus Partners GP LLC, its general partner
By:	Warburg Pincus & Co., its managing member

By:	/s/ Robert B. Knauss
Name: Robert B. Knauss
Title: Partner

WARBURG PINCUS PRIVATE EQUITY XI-B, L.P.

By:	Warburg Pincus XI, L.P., its general partner
By:	WP Global LLC, its general partner
By:	Warburg Pincus Partners II, L.P., its managing member
By:	Warburg Pincus Partners GP LLC, its general partner
By:	Warburg Pincus & Co., its managing member

By:	/s/ Robert B. Knauss
Name: Robert B. Knauss
Title: Partner

WARBURG PINCUS PRIVATE EQUITY XI-C, L.P.

By:	Warburg Pincus (Cayman) XI, L.P., its general partner
By:	Warburg Pincus XI-C, LLC, its general partner
By:	Warburg Pincus Partners II (Cayman), L.P., its managing member
By:	Warburg Pincus (Bermuda) Private Equity GP Ltd., its general partner

By:	/s/ Robert B. Knauss
Name: Robert B. Knauss
Title: Authorised Signatory

WP XI Partners, L.P.

By:	Warburg Pincus XI, L.P., its general partner
By:	WP Global LLC, its general partner
By:	Warburg Pincus Partners II, L.P., its managing member
By:	Warburg Pincus Partners GP LLC, its general partner
By:	Warburg Pincus & Co., its managing member

By:	/s/ Robert B. Knauss
Name: Robert B. Knauss
Title: Partner

WARBURG PINCUS XI PARTNERS, L.P.

By:	Warburg Pincus XI, L.P., its general partner
By:	WP Global LLC, its general partner
By:	Warburg Pincus Partners II, L.P., its managing member
By:	Warburg Pincus Partners GP LLC, its general partner
By:	Warburg Pincus & Co., its managing member

By:	/s/ Robert B. Knauss
Name: Robert B. Knauss
Title: Partner

WARBURG PINCUS LLC

By:	/s/ Robert B. Knauss
Name: Robert B. Knauss
Title: Managing Director

WARBURG PINCUS XI, L.P.

By:	WP Global LLC, its general partner
By:	Warburg Pincus Partners II, L.P., its managing member
By:	Warburg Pincus Partners GP LLC, its general partner
By:	Warburg Pincus & Co., its managing member

By:	/s/ Robert B. Knauss
Name: Robert B. Knauss
Title: Partner

WP GLOBAL LLC

By:	Warburg Pincus Partners II, L.P., its managing member
By:	Warburg Pincus Partners GP LLC, its general partner
By:	Warburg Pincus & Co., its managing member

By:	/s/ Robert B. Knauss
Name: Robert B. Knauss
Title: Partner

WARBURG PINCUS PARTNERS II, L.P.

By:	Warburg Pincus Partners GP LLC, its general partner
By:	Warburg Pincus & Co., its managing member

By:	/s/ Robert B. Knauss
Name: Robert B. Knauss
Title: Partner

WARBURG PINCUS PARTNERS GP LLC

By:	Warburg Pincus & Co., its managing member

By:	/s/ Robert B. Knauss
Name: Robert B. Knauss
Title: Partner

WARBURG PINCUS & CO.

By:	/s/ Robert B. Knauss
Name: Robert B. Knauss
Title: Partner

WARBURG PINCUS (CAYMAN) XI, L.P.

By:	Warburg Pincus XI-C, LLC, its general partner
By:	Warburg Pincus Partners II (Cayman), L.P., its managing member
By:	Warburg Pincus (Bermuda) Private Equity GP Ltd., its general partner

By:	/s/ Robert B. Knauss
Name: Robert B. Knauss
Title: Authorised Signatory

WARBURG PINCUS XI-C, LLC

By:	Warburg Pincus Partners II (Cayman), L.P., its managing member
By:	Warburg Pincus (Bermuda) Private Equity GP Ltd., its general partner

By:	/s/ Robert B. Knauss
Name: Robert B. Knauss
Title: Authorised Signatory

WARBURG PINCUS (BERMUDA) XI, LTD.

By:	/s/ Robert B. Knauss
Name: Robert B. Knauss
Title: Authorised Signatory

WARBURG PINCUS PARTNERS II (CAYMAN), L.P.

By:	Warburg Pincus (Bermuda) Private Equity GP Ltd., its general partner

By:	/s/ Robert B. Knauss
Name: Robert B. Knauss
Title: Authorised Signatory

WARBURG PINCUS (BERMUDA) PRIVATE EQUITY GP LTD.

By:	/s/ Robert B. Knauss
Name: Robert B. Knauss
Title: Authorised Signatory

CAYMAN ZEBRA HOLDINGS GP LTD.

By:	/s/ Tara E. O’Neill
Name: Tara E. O’Neill
Title: Director

CHARLES R. KAYE

By:	/s/ Robert B. Knauss
Robert B. Knauss, Attorney-in-fact*

JOSEPH P. LANDY

By:	/s/ Robert B. Knauss
Robert B. Knauss, Attorney-in-fact*

*	The Power of Attorney given by each of Mr. Kaye and Mr. Landy was previously filed with the U.S. Securities and Exchange Commission on July 12, 2016 as an exhibit to the statement on Schedule 13D filed by WP LLC with respect to WEX Inc. and is hereby incorporated by reference.

EXHIBIT INDEX

Exhibit 99.1: Joint Filing Agreement, dated February 14, 2017, by and among the Warburg Pincus Reporting Persons.